Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 31, 2011 relating to the financial statements of Enterprise Alabama Intrastate, LLC as of and for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the financial statements being prepared from the separate records maintained by Enterprise Products Operating LLC or affiliates), appearing in the Registration Statement No. 333-180841 on Form S-1 of Southcross Energy Partners, L.P.

/s/ Deloitte & Touche LLP

Houston, TX
November 5, 2012